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                                                                   EXHIBIT 10.37



10/13/98

R H Y T H M S

October 13, 1998

Dave Shimp
230 Norwich Court
Lake Bluff, IL 60044

Subject: Offer of Employment with RHYTHMS NetConnections, Inc.


Dear Dave:

It gives me great pleasure to offer you employment with RHYTHMS, NetConnections Inc. (RHYTHMS or the Company) This letter will serve to outline the basic terms of your employment.

1. Start of Employment: The effective date of your employment will be October 16,1998.

2. Your title will be Chief Marketing Officer. You will report directly to me. This offer is subject to approval of the Compensation Committee of Rhythms Board of Directors.

3. Compensation: Your annual salary will be $175,000. You will be eligible for all standard company benefits.

4. Bonus: You will be eligible for the 1998 Bonus Plan of 25% of your base salary.

5. Stock: Subject to approval by the Board of Directors, you will be granted options to purchase 125,000 shares of Common Stock, at start of employment, at an exercise share equal to the fair market price of a share of the Company's common stock on the date the option is granted. The Board establishes the fair market price of a share of Common Stock. The fair market price of a share of Common Stock is generally in the range of 70%-75% of the value of a share of the Company's Preferred Stock, which was recently valued at $5.00 per share. Twenty five percent (25%) of the options will vest on the first anniversary of your start date and the remaining seventy five percent (75%) will vest thereafter on a monthly basis over the succeeding three (3) year period, total vesting period four (4) years.


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10/13/98




R H Y T H M S



6. Miscellaneous: a) Signing Bonus;TBD (function of cash collections negotiation With Ward Howell-LAI quotes fee analysis and schedule of bonus.) b) The Company will provide a company apartment for one year. c) The Company will provide a lease vehicle for use in Denver, CO. d) The Company will provide airfare to commute weekends to Chicago, Ill. e) Line of credit concept for an employee loan (maximum of $50K, 10% interest, payable eighteen (18) months after date of hire.) f) Eligible for relocation expenses, approximately $80K, if/when relocation to Denver, CO.

Employment with RHYTHMS will not be for a specified term and can be terminated by you or by the Company at any time for any reason, with or without cause, and with or without notice. Any contrary representations which may have been made or which may be made to you are/will be superseded by this offer. The "at will" nature of your employment described in this offer letter will constitute the entire agreement between you and the Company concerning the duration of your employment and the circumstances under which you or the Company may terminate the employment relationship. Although your job duties, title, compensation and benefits may change over time, the "at will" term of your employment can only be changed in writing and signed by you and the President of the Company. If you accept this offer, the terms described in this letter will be the terms of your employment. This offer, is contingent on you executing the RHYTHMS Proprietary Information and Inventions Agreement and Non-Competition Agreement, copies of which are attached here to and incorporated by reference. The terms of this letter and your employment will be governed by the laws of the State of Colorado. In compliance with the Federal Immigration Reform Act, your employment pursuant to this offer is contingent on your providing the legal required proof of your identity and authorization to work in the United States.

Assuming this offer letter is acceptable to you, please sign and return to me, along with signed copies of the Employee Proprietary Information and Inventions Agreement and Covenant Not to Compete, which are enclosed.



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Catherine Hapka
President & CEO

     Dave, we believe we have an excellent opportunity to build a major next-generation communication company. We are delighted that you are considering joining our talented and energetic team, and I am looking forward to working with you.

Sincerely,



/s/ Catherine Hapka
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Catherine Hapka
Chief Executive Officer




Accepted & Acknowledged

/s/ Dave Shimp                                        10-14-98
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Dave Shimp                                   Date